SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007 (October 23, 2007)

Pamrapo Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-18014	22-2984813
(State or other Jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

611 Avenue C, Bayonne, New Jersey	07002
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 339-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 23, 2007, Pamrapo Bancorp, Inc. (the “Company”) and Pamrapo Savings Bank, S.L.A. (the “Bank”) entered into amended and restated employment agreements with William J. Campbell, President and Chief Executive Officer of the Company and the Bank (“Restated Employment Agreements”). The Restated Employment Agreements amend and restate the employment agreements by and between the Company and the Bank and Mr. Campbell dated November 10, 1989 (“Original Employment Agreements”) in two respects: (a) the Restated Employment Agreements add a provision for “gross-up” payments to Mr. Campbell to cover any excise tax that he may owe as a result of any change in control payments that would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) make other conforming changes to comply with Section 409A of the Code.

In the event the Company or the Bank were to terminate Mr. Campbell’s employment for reasons other than for cause, as defined in the Restated Employments Agreements, or in the event of Mr. Campbell’s resignation upon, a material lessening of his functions, duties or responsibilities, or a breach of the Restated Employment Agreements by the Company or the Bank, Mr. Campbell or, in the event of death, his beneficiary as the case may be, would be entitled to a severance payment equal to the greater of (i) three times his average annual compensation over the previous three years, or (ii) the payments owed for the remaining term of the Restated Employment Agreements. The Company and the Bank would also continue his life, health and disability coverage for the remaining term of the Restated Employment Agreements or, if earlier, until he is employed by another employer.

If termination were to result from a change in control of the Company or the Bank, as defined in the Restated Employment Agreements, Mr. Campbell would be entitled to (i) a severance payment equal to three times his average annual compensation over the previous three years paid to him under the Restated Employment Agreements, and (ii) continued benefits as described above. In the event that a change in control resulting in the termination of employment were to occur, based on his current annual compensation, Mr. Campbell would receive a payment of approximately $1,729,000. As noted above, in such event, Mr. Campbell would also be entitled to a gross-up payment to cover applicable excise taxes if any of the termination benefits were considered “excess parachute payments” under Section 280G of the Code, such that the net amount retained by Mr. Campbell after deduction of the excise and other applicable taxes would be equal to the amount of benefits due to Mr. Campbell under the Restated Employment Agreements. Based on his current annual compensation, Mr. Campbell would receive a gross-up payment of approximately $360,000. Under the Restated Employment Agreement with the Company, any payments or benefits paid under the Restated Employment Agreement with the Bank will be deemed to satisfy the corresponding obligations of the Company under the Restated Employment Agreement with the Company.

The foregoing is a summary of the Restated Employment Agreements and does not purport to be complete. The foregoing is qualified in its entirety by reference to the Restated Employment Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On October 23, 2007, the Company entered into an amended and restated change in control agreement with Kenneth D. Walter, Chief Financial Officer, Vice-President and Treasurer of the Company (“Restated Change in Control Agreement”). The Restated Change in Control Agreement amends and restates the change in control agreement by and between the Company and Mr. Walter dated January 1, 2002 (“Original Change in Control Agreement”) in two respects: (a) the Restated Change in Control Agreement adds a provision for “gross-up” payments to Mr. Walter to cover any excise tax that he may owe as a result of any change in control payments that would constitute “excess parachute payments” under Sections 280G and 4999 of the Code; and (b) makes other conforming changes to comply with Section 409A of the Code.

Mr. Walter’s Restated Change in Control Agreement provides that at any time following a change in control of the Company or the Bank, as defined in the Restated Change in Control Agreement, if the Company or the Bank terminates Mr. Walter’s employment for any reason other than for “cause,” as defined in the Restated Change in Control Agreement, Mr. Walter will be entitled to receive a payment in an amount equal to three times his respective average annual compensation for the three previous years of his employment with the Company and the Bank. Certain insurance coverage maintained by the Bank at the time of any such termination would be continued for a three-year period. If a change in control were to occur, based on his current annual compensation, the amount payable to Mr. Walter would be approximately $626,000. As noted above, in such event, Mr. Walter would also be entitled to a gross-up payment to cover applicable excise taxes if any of the termination benefits were considered “excess parachute payments” under Section 280G of the Code, such that the net amount retained by Mr. Walter after deduction of the excise and other applicable taxes would be equal to the amount of benefits due to Mr. Walter under the Restated Change in Control Agreement. Based on his current annual compensation, Mr. Walter would receive a gross up payment of approximately $136,000.

The foregoing is a summary of the Restated Change in Control Agreement and does not purport to be complete. The foregoing is qualified in its entirety by reference to the Restated Change in Control Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Exhibit Title
10.1	Restated Holding Company Employment Agreement between Pamrapo Bancorp, Inc. and William J. Campbell

10.2	Restated Bank Employment Agreement between Pamrapo Savings Bank, S.L.A. and William J. Campbell

10.3	Restated Pamrapo Bancorp, Inc. Change in Control Agreement between Pamrapo Bancorp, Inc. and Kenneth D. Walter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAMRAPO BANCORP, INC.

Date: October 29, 2007

	By:	/s/ Kenneth D. Walter
Kenneth D. Walter,
Vice President, Treasurer and Chief Financial Officer